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                                                                     Exhibit 4.1

                                                    February 3, 2003

Ms. Emily Woods

Dear Emily:

     Pursuant to Section 10 of the Stockholders' Agreement (the "Agreement") among J. Crew Group, Inc. (the "Company"), TPG Partners II, L.P. ("TPG") and you, dated October 17, 1997, as amended by the Letter Agreement among the Company, TPG and you, dated June 11, 1998 (the "Letter Amendment" and collectively with the Agreement, the "Stockholders' Agreement"), the Agreement is hereby amended as follows.

     Section 4(a) is hereby amended by deleting the following clause, "the Stockholder shall serve as a member of the Board of Directors of the Company (the "Board") and shall have the right to appoint one additional director to the Board, and to appoint any successors to such director" and replacing it with the following clause, "the Stockholder shall have the rights provided her in Section 4(b) below."

     Section 4(b) is hereby amended by deleting the entirety of such Section and replacing it with the following:

          There shall be a maximum of eleven members of the Board of Directors of the Company (the "Board"), who shall be appointed as follows: (i) Millard Drexler ("MD") shall be entitled to appoint three members of the Board, and to appoint any successors to any such member; (ii) the Majority Stockholder shall be entitled to appoint three members of the Board, and to appoint any successors to any such member; (iii) the Stockholder shall be entitled to (A) serve as a member of the Board and (B) appoint one additional member of the Board, such additional member currently being Thomas Scott, and to appoint any successors to any such additional member; (iv) MD and the Majority Stockholder shall mutually agree on the appointment of the remaining three members of the Board and their successors; and (v) in the event that any person appointed to the Board pursuant to clause (iii) of this Section 4(b) is no longer serving on the Board, and no successor is to be appointed pursuant to clause (iii) of this Section 4(b), MD and the Majority Stockholder shall mutually agree on the appointment of the successor(s) to such person, provided that nothing herein shall affect the ability of the parties hereto to remove any member of the Board in accordance with the By-laws of the Company. Notwithstanding the foregoing, the Majority Stockholder shall have the right to replace, remove or discharge any member of the Board appointed under clauses
          (i), (ii) or (iv) above."

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          Pursuant to Section 6 of the Stockholders' Agreement, and based upon the Company's representation to you that the Company has furnished to DoveBid Valuation Services, Inc. ("DoveBid") information that was true, accurate, complete and correct in all material respects as of January 23, 2003 in connection with DoveBid's fairness opinion, dated January 23, 2003, to the Board of the Company relating to the loan from TPG-MD Investment, LLC to J. Crew Operating Corp. presented and approved by the Board on January 25, 2003 (the "Loan"), and has not failed to disclose any information that would have been material to DoveBid's fairness opinion, you hereby consent to the Loan.

     This Letter Agreement may be signed in counterparts and a facsimile of a signature shall be deemed an original.

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If you agree with the foregoing, please sign below on behalf of yourself and on behalf of the Company.


                                                         Very truly yours,


                                              TPG PARTNERS II, L.P.
                                                By: TPG GenPar II, L.P
                                                By: TPG Advisors II, Inc.


                                              /s/ Richard A. Ekleberry
                                              ----------------------------------
                                              By:    Richard A. Ekleberry
                                              Title: Vice President


Agreed and Accepted:


/s/ Emily Woods
--------------------------------------
Emily Woods, in her capacity as
a party to the Stockholders' Agreement


/s/ Scott M. Rosen
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By:    Scott M. Rosen
Title: Executive Vice-President
       and Chief Financial Officer
J. Crew Group, Inc.

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